Exhibit 99.1

Regulus Therapeutics Reports Fourth Quarter and Year-End 2020 Financial Results and Recent Updates

Completed Enrollment in First Cohort of Phase 1b Clinical Trial of RGLS4326 for the Treatment of Patients with Autosomal Dominant Polycystic Kidney Disease (“ADPKD”)

Closed $19M Private Financing

LA JOLLA, Calif., March 9, 2021 – Regulus Therapeutics Inc. (Nasdaq: RGLS), a biopharmaceutical company focused on the discovery and development of innovative medicines targeting microRNAs (the “Company” or “Regulus”), today reported financial results for the fourth quarter and year ended December 31, 2020 and provided a corporate update.

“Regulus finished the year on a high note”, stated Jay Hagan, CEO of Regulus. “We advanced RGLS4326 into a Phase 1b study in ADPKD patients, achieved an enrollment milestone for RG-012 with Sanofi and its Phase 2 clinical study for the treatment of patients with Alport syndrome, and completed a private financing. With the recent progress, we believe we are well positioned to advance the ADPKD program through Phase 1b while also advancing our next generation ADPKD compound toward the clinic.”

Program Updates

RGLS4326 for ADPKD: In February 2021, the Company completed enrollment in the first cohort of a Phase 1b clinical study for RGLS4326 in patients with ADPKD (The “Phase 1b”). The Phase 1b is an adaptive design, open-label, multiple dose study in up to three cohorts of patients with ADPKD. The study is designed to evaluate the safety, pharmacokinetics, and changes in levels of polycystin 1 (“PC1”) and polycystin 2 (“PC2”) in patients with ADPKD administered RGLS4326 every other week for a total of four doses. The dose level for the first cohort is 1 mg/kg of RGLS4326 and the dose level for the second cohort is 0.3 mg/kg. The third and final cohort will be dosed at a level to be determined based Son the results of the first two cohorts. Concurrent with completion of enrollment in the first cohort and based on the review of the available interim safety data, the first patient of the second cohort has commenced dosing of RGLS4326. The Company anticipates availability of results from the first cohort in early Q2 2021.

RG-012 for Alport syndrome: In November of 2020, the Company announced that it has achieved the remaining $5 million milestone associated with interim enrollment under its Collaboration and License Agreement (the “Milestone”) with Sanofi for its development of miR-21 programs. The Milestone was triggered upon achievement of an enrollment metric by Sanofi in its Phase 2 clinical study evaluating RG-012 for the treatment of patients with Alport syndrome. Results from a previously completed biopsy study demonstrated kidney tissue concentrations that would be predictive of therapeutic benefit based on animal disease models as well as engagement of the target, miR-21. Over the course of the one year open-label study, promising trends in disease markers were observed and RG-012 was generally well tolerated with no serious adverse events. RG-012 has received orphan designation in both the U.S. and Europe.

Corporate Highlights

Closed $19 Million Private Financing: In December 2020, the Company entered into a definitive securities purchase agreement with certain existing and new institutional investors. The Company received gross proceeds of approximately $19 million from the sale of 24,341,607 shares of the Company’s common stock (“Common Stock”) and accompanying warrants to purchase up to an aggregate of 18,256,204 shares of Common Stock at a purchase price of $0.622 per share of Common Stock and $0.125 for each share of Common Stock underlying such warrants. In addition, the Company sold 272,970 shares of non-voting Class A-3 convertible preferred stock, in lieu of shares of Common Stock, at a price of $6.22 per share, and accompanying warrants to purchase an aggregate of 2,047,276 shares of Common Stock at a price of $0.125 for each share of Common Stock underlying these warrants. Each share of non-voting Class A-3 convertible preferred stock is convertible into 10 shares of Common Stock, subject to certain beneficial ownership conversion limitations. Investors in the private placement included existing institutional investors, New Enterprise Associates (NEA) and BVF Partners L.P., and members of the Company’s Board and management. The financing also included participation from several new institutional investors, including RS Investments, Point72 and Asymmetry Capital. The Company expects to use the net proceeds of approximately $18M from the transaction primarily to advance RGLS4326 for the treatment of ADPKD and for general corporate purposes, and the Company expects net proceeds, together with existing cash, will provide cash resources to fund planned activities through Q1 2022.

Expanded Board of Directors: In January 2021, Regulus announced the appointment of Dr. Alice Huang to the Company’s Board of Directors. Dr. Huang brings an extensive scientific background to the Board to help direct the company’s drug discovery and development efforts. Dr. Huang is currently Senior Faculty Associate of Biology and Biological Engineering at the California Institute of Technology having joined Caltech in July 1997. Previous to her tenure at Caltech she was Dean for Science and Professor of Biology at New York University, Professor of Microbiology and Molecular Genetics at Harvard Medical School and Director, Laboratories of Infectious Disease at Boston Children’s Hospital.

Fourth Quarter 2020 Financial Results

Cash Position: As of December 31, 2020, Regulus had $31.1 million in cash and cash equivalents.

Revenue: Revenue was $5.0 million and $10.0 million for the quarter and year ended December 31, 2020, respectively, compared to less than $0.1 million and $6.8 million for the same periods in 2019. Revenue recognized for the quarter and year ended December 31, 2020 was attributable to the achievement of the enrollment milestone and completion of transfer and verification of certain materials to Sanofi under the August 2020 amendment to our collaboration agreement with Sanofi related to RG-012, currently in Phase 2 for Alport syndrome. Revenue recognized for the same periods in 2019 was attributable to the upfront payments received under the 2018 Sanofi amendment related to the transfer of the RG-012 program to Sanofi.

Research and Development (R&D) Expenses: Research and development expenses were $4.0 million and $15.3 million for the quarter and year ended December 31, 2020, respectively, compared to $2.1 million and $12.3 million for the same periods in 2019. The aggregate increase for the quarter ended December 31, 2020, as compared to the quarter ended December 31, 2019, was driven by an increase in external development expenses, primarily attributable to start-up activities and initiation of enrollment in our RGLS4326 Phase 1b study in October 2020. The aggregate increase for the year ended December 31, 2020, as compared to the year ended December 31, 2019, was driven by an increase in external development expenses, attributable to RGLS4326 MAD and Phase 1b study activities, partially offset by a reduction in personnel and internal expenses.

General and Administrative (G&A) Expenses: General and administrative expenses were $2.1 million and $8.8 million for the quarter and year ended December 31, 2020, compared to $2.4 million and $11.3 million for the same periods in 2019. These amounts reflect personnel-related and ongoing general business operating costs. The decreases are primarily attributable to continued cost reduction efforts.

Net Loss: Net loss was $1.3 million, or $0.03 per share (basic and diluted), and $15.7 million, or $0.45 per share (basic and diluted), for the quarter and year ended December 31, 2020, respectively, compared to $4.9 million, or $0.23 per share (basic and diluted), and $18.6 million, or $1.08 per share (basic and diluted), for the same periods in 2019.

About ADPKD

ADPKD, caused by the mutations in the PKD1 or PKD2 genes, is among the most common human monogenic disorders and a leading cause of end-stage renal disease. The disease is characterized by the development of multiple fluid filled cysts primarily in the kidneys, and to a lesser extent in the liver and other organs. Excessive kidney cyst cell proliferation, a central pathological feature, ultimately leads to end-stage renal disease in approximately 50% of ADPKD patients by age 60.

About RGLS4326

RGLS4326 is a novel oligonucleotide designed to inhibit miR-17 and designed to preferentially target the kidney. Preclinical studies with RGLS4326 have demonstrated direct regulation of Pkd1 and Pkd2, reduction of cyst growth in human in vitro ADPKD models, and attenuation of cyst proliferation and improvement of kidney function in mouse models of ADPKD. The RGLS4326 IND is currently on a Partial Clinical Hold for treatment of extended duration by FDA until the second set of requirements outlined by the agency have been satisfactorily addressed. The Company will use information from the Phase 1 clinical studies, including the first cohort of the Phase 1b together with information from the recently completed additional nonclinical studies generated in 2020, in its plan to address the second set of requirements outlined in the Partial Clinical Hold letter to support studies of extended duration. Regulus plans to discuss its approach to addressing the remaining Partial Clinical Hold requirements with FDA in mid-2021. RGLS4326 received orphan drug designation from FDA in July 2020.

About Regulus

Regulus Therapeutics Inc. (Nasdaq: RGLS) is a biopharmaceutical company focused on the discovery and development of innovative medicines targeting microRNAs. Regulus has leveraged its oligonucleotide drug discovery and development expertise to develop a pipeline complemented by a rich intellectual property estate in the microRNA field. Regulus maintains its corporate headquarters in La Jolla, CA.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with the completion of preclinical and clinical activities concerning the RGLS4326 and RG-012 programs, the sufficiency of the data resulting from the ongoing or planned preclinical studies required to recommence clinical studies for extended duration dosing and the timing of preclinical, clinical activities and regulatory activities. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Regulus’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and in the endeavor of building a business around such drugs, and feedback from the FDA. In addition, while Regulus expects the COVID-19 pandemic to adversely affect its business operations and financial results, the extent of the impact on Regulus’ ability to achieve its preclinical and clinical development objectives and the value of and market for its common stock, will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate duration of the pandemic, travel restrictions, quarantines, social distancing and business closure requirements in the U.S. and in other countries, and the effectiveness of actions taken globally to contain and treat the disease. These and other risks are described in additional detail in Regulus’ filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Regulus undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Relations Contact:

Cris Calsada

Chief Financial Officer

858-202-6376

ccalsada@regulusrx.com

Regulus Therapeutics Inc.

Selected Financial Information

Condensed Statement of Operations

(In thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Revenues:
Revenue under strategic alliances	$5,000	$18	$10,006	$6,832
Operating expenses:
Research and development	3,951	2,090	15,347	12,349
General and administrative	2,078	2,363	8,814	11,317

Total operating expenses	6,029	4,453	24,161	23,666

Loss from operations	(1,029)	(4,435)	(14,155)	(16,834)
Other expense, net	(286)	(458)	(1,575)	(1757)

Loss before income taxes	(1,315)	(4,893)	(15,730)	(18,591)
Income tax benefit (expense)	(7)	—	0	(1)

Net loss	$(1,322)	$(4,893)	$(15,730)	$(18,592)

Net loss per share, basic and diluted	$(0.03)	$(0.23)	$(0.45)	$(1.08)

Weighted average shares used to compute basic and diluted net loss per share:	47,731,012	20,950,602	34,977,378	17,260,176

	December 31, 2020	December 31, 2019
Cash and cash equivalents	$31,087	$34,121
Total assets	37,604	42,081
Term loan, less debt issuance costs	4,652	14,631
Stockholders’ equity	26,026	20,015